Exhibit 10.1

CHROMOCELL THERAPEUTICS CORPORATION

May 10, 2024

Camden Capital LLC

116 E 63rd St., Apt. 3C

New York, NY 10065

Re:	Amended and Restated Consultant Agreement

Dear Sir:

Reference is made to that certain Amended and Restated Consultant Agreement, dated as of June 23, 2023, but effective as of May 15, 2023 (the “Consultant Agreement”), by and between Chromocell Therapeutics Corporation, a Delaware corporation (the “Company”), and Camden Capital LLC (“Consultant”). Capitalized terms used but not defined herein shall have the meanings given to them in the Consultant Agreement.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain compensation and benefits matters under the Consultant Agreement. Notwithstanding anything in Section 3 of the Consulting Agreement to the contrary, this Letter Agreement reflects our further understanding and agreement with respect to your continuing engagement with the Company, as follows:

1.	Effective as of February 21, 2024 and until the earlier of (a) seven (7) calendar days following the closing date of a public or private offering of the Company or other financing or capital-raising transaction of any kind (a “Financing Transaction”) or (b) December 15, 2024, Consultant hereby agrees that the Company shall not be obligated to pay in cash unpaid Consulting Fees and Potential Additional Consulting Fees owed to Consultant pursuant to Section 3 of the Consulting Agreement, the amount of which as of March 8, 2024 totals $131,867.81 (the “Outstanding Liability”). The Outstanding Liability shall in all events be paid in cash not later than December 31, 2024. For the avoidance of doubt, any Consulting Fees or Potential Additional Consulting Fees due on or after February 21, 2024 shall be paid in cash in accordance with the Consulting Agreement. For purposes of this Side Letter, the closing date of a Financing Transaction shall mean the date as of which the Board approves a funded operating budget with appropriately established milestones subsequent to the effective date of a registration statement under the Securities Act of 1933, as amended, or, in the absence of such registration statement, the effective date of any agreement governing a Financing Transaction.

2.	In order to document the Outstanding Liability, the Company shall issue to Consultant a promissory note in the principal amount of the Outstanding Liability, substantially in the form attached hereto as Exhibit A, effective May 10, 2024.

This Letter Agreement is limited as written. As of the date first written above, each reference in the Consultant Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall refer to the Consultant Agreement, as applicable and as modified hereby, and this Letter Agreement and the Consultant Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of the Consultant Agreement or (B) commit or otherwise obligate any party to enter into or consider entering into any other amendment, waiver or modification of the Consultant Agreement.

All communications and notices hereunder shall be given as provided in the Consultant Agreement. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto, and, together with the Consulting Agreement, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Consulting Agreement (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Consulting Agreement. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

SIGNATURE PAGE TO FOLLOW

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Executive Officer & Chief Financial Officer

AGREED AND ACCEPTED:

CAMDEN CAPITAL LLC

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Managing Member

By:	/s/ Francis Knuettel II
Francis Knuettel II, in his individual capacity as to those provisions that apply to him

Exhibit A

PROMISSORY NOTE

(see attached)

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